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                                                                    EXHIBIT 99.1

BENEDEK BROADCASTING CORPORATION
100 Park Avenue
Rockford, Illinois 61101
CONTACT: Ron Lindwall, Chief Financial Officer
         (815) 987-5350

          BENEDEK BROADCASTING ANNOUNCES AMENDMENT TO TENDER OFFER AND CONSENT SOLICITATION FOR 11 7/8% SENIOR SECURED NOTES DUE 2005

         April 30, 1999 -- Rockford, Illinois: Benedek Broadcasting Corporation announced today an amendment to its previously announced tender offer and consent solicitation for any and all of the $135 million in outstanding principal amount of its 11 7/8% Senior Secured Notes due 2005. As amended, the consent payment will be increased to $30.00 per $1,000 principal amount of Notes from $20.00 per $1,000 principal amount of Notes. However, the total consideration for each Note (the consent payment plus the offer price for the Notes) will remain the same as in the Company's original offer.

         The consent solicitation is to eliminate substantially all of the restrictive provisions and covenants and certain default provisions in the indenture under which the Notes were issued, other than the covenants to pay interest on the principal of the Notes and the related default provisions. The consent payment will be made only to holders of Notes who tender their Notes and give their consent at or prior to the Consent Date which remains 5:00 p.m., Eastern Daylight Savings Time, on May 3, 1999, unless otherwise extended.

         The offer will still expire at 5:00 p.m., Eastern Daylight Savings Time, on May 17, 1999, unless otherwise extended (the "Expiration Date"). Tendered notes may be withdrawn and related consents may be revoked at any time on or prior to 5:00 p.m., Eastern Daylight Savings Time, on May 14, 1999.

         The total consideration for each $1,000 principal amount of Notes tendered pursuant to the offer remains the price equal to the present value of the redemption price of such Note on March 1, 2000, the earliest redemption date, and of the semi-annual interest payments that would have been payable through the earliest redemption date, discounted to the date of payment at a yield equal to the sum of (x) the yield on the 5 1/2% U.S. Treasury Note due February 29, 2000 (such yield to be calculated by the Dealer Manager and Solicitation Agent in accordance with standard market practice on the second business day immediately preceding the Expiration Date) and (y) 50 basis points. The offer price will be this total consideration minus $30.00, which is the revised consent payment.

         The offer remains subject to the conditions described in the Company's Offer to Purchase dated April 16, 1999.

         This news release is neither an offer to purchase nor a solicitation of an offer to sell securities. The offer is only made by the tender offer and consent solicitation documents. Questions concerning the terms of the tender offers or solicitations may be directed to TD Securities (USA), Inc., the Dealer Manager and Solicitation Agent, at (212) 827-7454; contact Ethan S. Buyon. Questions concerning the procedures for tendering notes or requests for the offering documents or letters of transmittal may be directed to the Dealer Manager and Solicitation Agent.

                                      99-1